Filed Pursuant to 424(b)(7)
REGISTRATION STATEMENT NO. 333-126116

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED JULY 18, 2005

STREICHER MOBILE FUELING, INC.
1,495,000 SHARES OF COMMON STOCK
1,006,500 WARRANTS TO PURCHASE COMMON STOCK

This prospectus supplement no. 1 supplements our prospectus dated July 18, 2005 relating to the offer and sale from time to time by our selling shareholders of up to 1,006,500 warrants to purchase shares of common stock and 1,495,000 shares of common stock, $.01 par value, issuable upon exercise of the warrants. The warrants entitle the holder to purchase one share of common stock at an exercise price of $1.60 per share.

This prospectus should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of our prospectus dated July 18, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement no. 1 or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2006.

SELLING SHAREHOLDERS

The table below supplements the table of selling shareholders contained in the “Selling Shareholders” section of the prospectus. The information represents the most current information provided to us by the selling shareholder. The table below and the table in the prospectus may not reflect the exact number of shares of our common stock beneficially owned by the selling shareholder identified in the table because, since the date on which they provided the information regarding their ownership of the securities in the table, the shareholder may have acquired additional warrants or shares issuable upon exercise of the warrants or the shareholder may have sold, transferred or otherwise disposed of all or a portion of those securities. However, the selling shareholder may not use the prospectus, as supplemented by this prospectus supplement, to offer or sell an aggregate amount of warrants or a number of shares of common stock issuable upon conversion of the warrants that exceeds the amount or number indicated with respect to the shareholder in the table below.

				Ownership After the Offering(1)
Name and Address of Beneficial Owner	Currently Held Shares	Percentage	Number of Shares Registered	Shares	Percentage
OTA, LLC c/o Stephan Skinner 1 Manhattanville Road Purchase, NY 10577	134,773(2)	1.3%	97,650	37,123	*

* Less than 1%.
(1)	For purposes of calculating shares beneficially owned after this offering, it is assumed that the offered shares have been sold pursuant to this offering.
(2)	Consists of 134,773 shares issuable upon the exercise of warrants, including 97,650 shares offered in this offering.